AMENDMENT 2

THIS AMENDMENT to the Employment Agreement (“Agreement”), is entered into by and between Jeremy D. Edgecliffe-Johnson (“Executive”) and Protective Insurance Corporation (“Company”), effective August 3, 2020 (“Effective Date”).  Executive and Company are sometimes referred herein as the “Parties.”

WHEREAS, Paragraph 8(f) of the Agreement provides that Executive shall be entitled to receive certain payments, remunerations, or benefits upon the separation of Executive’s employment related to a Change in Control;

WHEREAS, the Company’s Compensation and Human Capital Committee has determined that a modification of the Agreement would better align to industry standards and the Company’s past practices;

WHEREAS, the Parties agree that all other terms of the Agreement between the Parties effective May 22, 2019, and any previous amendments thereto, shall remain in full force an effect except as expressly altered by this Amendment;

NOW, THEREFORE, in consideration of the Company’s continued employment of the Executive pursuant to this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company (the “parties”) hereby agree as follows:
1.	Paragraph 8(f)a and 8(f)b of the Agreement are hereby deleted and replaced with the following:
(i)	A cash lump-sum amount, paid on the sixty-fifth (65th) day following the Termination Date, equal to two times the sum of his annualized Base Salary in effect at the time;
(ii)	An amount equal to his Target STIP and Target LTIP bonus applicable to the year in which the Termination Date occurs;
(iii)	The Award Vesting;
(iv)	The Accrued Awards; and
(v)
If the Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide the Executive with a reimbursement of the premiums associated with the continuation of his medical, dental and vision benefits under COBRA for a period equal to the earliest of (1) twelve (12) months following the Termination Date, (2) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan or (3) the date the Executive is no longer eligible for continuation benefits under COBRA.  Notwithstanding the forgoing, if the Company’s making payments under this Section 8(f)(v) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or any successor law (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 8(f)(v) in a manner as is necessary to comply with the ACA;

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Executive Protective Insurance Corporation

By:  By:

Printed:  Title:

Dated: __________________ Dated: __________________